Exhibit 99.1

XPEL To Acquire French Distributor France Auto Racing
San Antonio, TX – September 28, 2020 – XPEL, Inc. (Nasdaq: XPEL) (“XPEL”, “the Company”), a global provider of protective films and coatings, today announced that it has agreed to acquire certain assets of France Auto Racing, a distributor of automotive paint protection film serving France.
Ryan Pape, President and Chief Executive Officer of XPEL, commented, “This is a continuation of our over-arching get close to the customer strategy. This acquisition will further enhance the development of the French market which we believe is highly underpenetrated for us and for the industry as a whole. We have a track record of successfully combining our resources with local, experienced operators to achieve success in markets around the world and the team at France Auto Racing will help us do that in France.”
The business will be run as a part of XPEL’s Netherlands-based European operation where we plan to add additional account management, training and customer service personnel. Additionally, the Company will offer French-language training both onsite in France and at its Netherlands training center.
Terms were not disclosed and closing is subject to customary conditions and is expected in the fourth quarter.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-

looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com